Exhibit 10.1
SECOND AMENDMENT TO
GROUP 1 AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008
     WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the “Company”) has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. DEFERRED COMPENSATION PLAN AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008 (the “Plan”);
     WHEREAS, the Company desires to amend the Plan to provide for the deferral of Director Compensation payable in shares of the common stock of the Company; and
     WHEREAS, the Company desires to make certain clarifying amendments to the Plan;
     NOW, THEREFORE, the Plan is hereby amended as follows:
I. Effective as of January 1, 2008, the following shall be added to the end of Section 3.1(d)(vii) of the Plan:
     “except with respect to Compensation earned prior to such date.”
II. Effective as of January 1, 2009:
     1. The following new Paragraph (1) shall be added to Section 13.2 of the Plan, and the subsequent Paragraphs of Section 13.2 shall be renumbered:
“(1)	Common Stock. The common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be exchanged, substituted or converted by reason of any transaction or event of the type described in Paragraph XII of the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan (the “2007 LTIP”).”
     2. Section 13.2(3) of the Plan shall be deleted and the following shall be substituted therefor:
“(3)	Director Compensation. The pay paid in cash or in shares of Common Stock to or for the benefit of a Member for services performed while a Member with respect to such Member’s (i) general service as a Director, (ii) membership on a committee of the Board, (iii) chairmanship of any such committee and (iv) attendance (physically or otherwise) at any meeting of the Board or committee thereof, including the portion thereof that a Member could have received in cash or in shares of Common Stock in lieu of deferrals made pursuant to Section 13.4(b).”
     3. A new Section 13.2(5) shall be added to the Plan as follows:
“(5)	Director Stock Compensation. Director Compensation paid in shares of Common Stock.”

     4. Section 13.4(b) of the Plan shall be deleted and the following shall be substituted therefor:
     “(b) Such Member may elect to defer a portion of his Director Compensation for a Plan Year in an amount up to 100% of his Director Compensation, in any manner permitted under the administrative procedures established by the Committee in its sole discretion, by executing and filing with the Committee the Director Compensation deferral election prescribed by the Committee prior to the first day of such Plan Year or, with respect to a Plan Year in which such Member begins participating in the Plan pursuant to Section 13.3(b), prior to the close of such Member’s Director Eligibility Period (in which case such Member’s Director Compensation deferral election shall be effective only with respect to Director Compensation earned on or after the date he begins participating in the Plan, as described in Section 13.3(b)). If such Director Compensation deferral election does not include separate deferral elections for Director Compensation otherwise payable in cash and for Director Stock Compensation, the deferral percentage elected by the Member shall apply equally to both the portion of his Director Compensation otherwise payable in cash and the portion that is Director Stock Compensation;”
     The following new Section 13.4(h) shall be added the Plan:
     “(h) If such Member’s election pursuant to Section 13.3(b) above applies to Director Stock Compensation, the Member shall be granted a Phantom Stock Award under the 2007 LTIP, or any subsequent equity compensation plan that may be adopted by the Company, under which the Member shall have a right to receive the shares of Common Stock that are subject to such Member’s deferral election in accordance with Article VII of this Plan, and such Phantom Stock Award shall be treated as part of the Member’s Deferral Account for purposes of the Plan. Notwithstanding anything to the contrary herein, the provisions of Article IV of this Plan shall not apply with respect to the portion of the Member’s Account attributable to any such Phantom Stock Award and the shares of Common Stock that may be deliverable pursuant thereto and, for the avoidance of doubt, the only earnings or losses attributable to such portion of a Member’s Account shall be the changes in value associated with the shares of Common Stock subject to such Phantom Stock Award or deliverable pursuant thereto and any stock dividends on such shares of Common Stock; provided, however, that any cash dividends received in connection with such portion of the Member’s Account shall be subject to deemed investment in accordance with Article IV of this Plan. Any shares of Common Stock attributable to Director Stock Compensation deferred under the Plan that, pursuant to the terms of the applicable Phantom Stock Award, are deliverable at any time prior to the time of payment for the Member’s Account, as determined in accordance with Section 7.2, shall be delivered to the Company, and the Member shall have no preferred claim or beneficial ownership interest in any such shares. Further, the Member shall have no voting, tender, or similar rights with respect to any such shares. With respect to any dividends payable with respect to Director Stock Compensation deferred under the Plan, such dividends shall be deferred under the Plan as Member Deferrals and shall be credited to the Member’s Deferral Account. In valuing Director Stock Compensation deferred under the Plan for purposes of Section 7.5 and otherwise under the Plan, each share of Common Stock shall be treated as having a value on any specified date equal to the Fair Market Value thereof, as defined under the 2007 LTIP. In payment of a Member’s Account pursuant to Article VII of this Plan, no fractional shares of Common Stock shall be paid and cash equal to the Fair Market Value of any such fractional shares shall be paid in lieu thereof.”
III. For the avoidance of doubt, the amendments to the Plan set forth in this instrument shall be inapplicable to the Grandfathered Subaccounts.
IV. Capitalized terms used but not defined in this instrument shall have the meanings attributed to such terms in the Plan.
V. As amended hereby, the Plan is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the undersigned has caused these presents to be executed this 21st day of May, 2009, effective for all purposes as provided above.

GROUP 1 AUTOMOTIVE, INC.
By:	/s/ J. Brooks O’Hara
	Name:	J. Brooks O’Hara
	Title:	Vice President, Human Resources